Exhibit (a)(5)

Offer to Purchase for Cash

Any and All Outstanding Shares of Class A Common Stock
of
ION MEDIA NETWORKS, INC.

at
$1.46 Net Per Share
by
CIG MEDIA LLC,
an affiliate of
CITADEL WELLINGTON LLC
CITADEL KENSINGTON GLOBAL STRATEGIES
FUND LTD.
CITADEL LIMITED PARTNERSHIP
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, JUNE 1, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated May 4, 2007 (the ‘‘Offer to Purchase’’), and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the ‘‘Offer’’) in connection with the offer by CIG Media LLC, a Delaware limited liability company (including any successor, ‘‘Purchaser’’) to purchase any and all outstanding shares of Class A common stock, par value $0.001 per share (the ‘‘Shares’’), of ION Media Networks, Inc., a Delaware corporation (the ‘‘Company’’) at a price of $1.46 per Share net to the seller in cash (subject to applicable withholding taxes), without interest. Purchaser is owned by Citadel Wellington LLC and Citadel Kensington Global Strategies Fund Ltd. Citadel Limited Partnership (‘‘CLP’’) is the non-member manager of Purchaser, and, in such capacity, makes all of the investment decisions for Purchaser. Citadel Investment Group, L.L.C. (‘‘CIG’’) is the general partner of CLP. Kenneth Griffin is the President and Chief Executive Officer of CIG and owns a controlling interest in CIG.

The purpose of the Offer is for Purchaser to acquire outstanding Shares. Following the Offer and the Call Closing (as defined in the Offer to Purchase), Purchaser intends to cause the Company to effect a reverse stock split of the outstanding Shares in a manner and in an amount that will result in Purchaser being the sole holder of the Shares, or in the event Purchaser is not the largest holder of Shares following the Offer, that will result in Shares ceasing to remain outstanding.

We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.    The offer price is $1.46 per Share, net to you in cash, without interest, upon the terms and subject to the conditions of the Offer.

2.    The Offer is being made for any and all outstanding Shares.

3.    The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, at the end of June 1, 2007, unless the Offer is extended.

4.    Purchaser will not be required to accept for payment any Shares pursuant to the Offer, if (i) any waiting period (and any extension) applicable to the consummation of the Offer or the transactions contemplated by the Master Transaction Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated or (ii) there is any law, regulation or other requirement of any governmental authority restraining, enjoining or otherwise prohibiting or preventing the consummation of the Offer.

5.    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer.

6.    Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York, the Depositary, of (a) certificates for Shares pursuant to the procedures set forth in Section 3 of the Offer to Purchase, or timely book-entry confirmation with respect to such Shares, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or in the case of a book entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates representing Shares or book-entry confirmations are actually received by the Depositary.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions with respect to the Offer to Purchase for Cash
Any and All Outstanding Shares of Class A Common Stock
of
ION MEDIA NETWORKS, INC.
at
$1.46 Net Per Share
by
CIG MEDIA LLC,
an affiliate of
CITADEL WELLINGTON LLC
CITADEL KENSINGTON GLOBAL STRATEGIES
FUND LTD.
CITADEL LIMITED PARTNERSHIP
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated May 4, 2007, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the ‘‘Offer’’), in connection with the offer by CIG Media LLC, to purchase any and all outstanding shares of Class A common stock, par value $0.001 per share (the ‘‘Shares’’), of ION Media Networks, Inc. Purchaser is owned by Citadel Wellington LLC and Citadel Kensington Global Strategies Fund Ltd. Citadel Limited Partnership (‘‘CLP’’) is the non-member manager of Purchaser, and, in such capacity, makes all of the investment decisions for Purchaser. Citadel Investment Group, L.L.C. (‘‘CIG’’) is the general partner of CLP. Kenneth Griffin is the President and Chief Executive Officer of CIG and owns a controlling interest in CIG.

This will instruct you to instruct your nominee to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED*

                                                                                                                                                                     Shares

Certificate Nos. (if available):

Account Number:

Taxpayer Identification or Social Security
Number(s):

Dated:                                             , 2007

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

SIGN BELOW:

Signature(s)

Please Type or Print Name(s) Below:

Please Type or Print Address(es) Below:

Please Type or Print Area Code and Telephone Number(s):